Exhibit 10.3

EXECUTION VERSION

TAX RECEIVABLE AGREEMENT

by and among

GCM GROSVENOR INC.

CF FINANCE INTERMEDIATE ACQUISITION, LLC

GROSVENOR CAPITAL MANAGEMENT HOLDINGS, LLLP

the several MEMBERS (as defined herein)

TRA PARTY REPRESENTATIVE (as defined herein) and

ANY OTHER MEMBERS OF GROSVENOR CAPITAL MANAGEMENT HOLDINGS, LLLP
FROM TIME TO TIME PARTY HERETO

Dated as of November 17, 2020

i

Exhibits

Exhibit A	-	Form of Joinder Agreement

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of November 17, 2020, is hereby entered into by and among GCM Grosvenor Inc., a Delaware corporation (the “Corporation”), Grosvenor Capital Management Holdings, LLLP, a Delaware limited liability limited partnership (the “Partnership”), CF Finance Intermediate Acquisition, LLC, a Delaware limited liability company (“DRE”), each of the Members from time to time party hereto, and the TRA Party Representative. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Partnership is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, each of the members of the Partnership other than the Corporation (such members who are parties hereto, and each other Person who becomes party hereto by satisfying the Joinder Requirement, the “Members”) owns limited liability limited partnership interests and/or other equity interests in the Partnership (the “Units”);

WHEREAS, as of the date hereof, the Corporation has 39,914,862 shares of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) issued and outstanding;

WHEREAS, on the date hereof, the Corporation used a portion of its assets to acquire newly-issued equity interests in the Partnership directly from the Partnership;

WHEREAS, on the date hereof, the Corporation used a portion of its assets to purchase an option to acquire equity interests in the Partnership from Holdings, and the Corporation acquired equity interests in the Partnership previously held by certain former members of the Partnership, and the Corporation also used a portion of its assets to purchase equity interests in the Partnership held directly or indirectly by Holdings (including equity interests in the Partnership acquired from GCMH GP, L.L.C., which is a wholly owned subsidiary of Holdings that is treated as an entity disregarded as separate from Holdings for U.S. federal income tax purposes) (such transactions, the “Purchase”);

WHEREAS, on and after the date hereof, pursuant to and subject to the terms of the Partnership Agreement, each Member has the right from time to time to require the Partnership to redeem (a “Redemption”) all or a portion of such Member’s Units for cash or, at the Corporation’s election, Class A Common Stock, in either case contributed to the Partnership by the Corporation; provided that, at the election of the Corporation, the Corporation may effect a direct exchange (a “Direct Exchange”) of such cash or shares of Class A Common Stock for such Units;

WHEREAS, to the extent provided in Section 2.1(b) the Partnership and any direct subsidiary or indirect subsidiary (owned through a chain of pass-through entities) of the Partnership that is controlled by the Partnership and treated as a partnership for U.S. federal income tax purposes (together with the Partnership and any direct or indirect subsidiary (owned through a chain of pass-through entities) of the Partnership that is treated as a disregarded entity for U.S. federal income tax purposes, the “the Partnership Group”) will have in effect an election under Section 754 of the Code (as defined herein); and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as the result of Exchanges, certain tax attributes of the Partnership Group, and the receipt of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I.
Definitions

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

“Actual Interest Amount” is defined in Section 3.1(b)(vii) of this Agreement.

“Advisory Firm” means any accounting firm that is nationally recognized as being an expert in Covered Tax matters and is not an Affiliate of the Corporation, provided that such Advisory Firm that is used by the Corporation shall be selected by the Corporation and be reasonably acceptable to the TRA Party Representative.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means the Benchmark plus 200 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.4(b) of this Agreement.

“Assumed State and Local Tax Rate” means, for any applicable Taxable Year(i.e., a Taxable Year for which a Tax Benefit Payment is being calculated), the tax rate equal to the sum of the products of (x) the Corporation’s income tax apportionment percentage(s) for the Reference Year for each U.S. state and local jurisdiction in which the Corporation filed income or franchise tax returns for the Reference Year and (y) the highest corporate income and franchise tax rate(s) for each such state and local jurisdiction referred to in clause (x) for the applicable Taxable Year (determined by reference to the rates in effect on January 1 of the calendar year that includes the final day of the applicable Taxable Year, and for purposes of the Valuation Assumptions, taking into account future changes in rates as prescribed by the law in effect on January 1 of the Taxable Year in which the Early Termination Payment is being calculated). For any applicable Taxable Year for which there is no Reference Year, the Assumed State and Local Tax Rate shall be 4.47%.

“Attributable” is defined in Section 3.1(b)(i) of this Agreement.

“Basis Adjustment” means the increase or decrease to the tax basis of, or the Corporation’s share of, the tax basis of the Reference Assets (i) under Section 734(b), 743(b) and 754 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, following an Exchange, the Partnership remains in existence as an entity for tax purposes) and (ii) under Sections 732 and 1012 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, as a result of one or more Exchanges, the Partnership becomes an entity that is disregarded as separate from its owner for tax purposes), in each case, as a result of any Exchange and any payments made under this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Basis Schedule” is defined in Section 2.2 of this Agreement.

“Benchmark” means SOFR. If SOFR ceases to be published in accordance with the definition thereof or otherwise is not available, the Corporation and the Partnership shall work together in good faith to select an alternate Benchmark with similar characteristic that gives due consideration to the prevailing market conventions for determining rates of interest in the United States at such time.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are closed.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or any successor provisions thereto (the “Exchange Act”), but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Holders) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class C Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote;

(2) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of the Partnership); or

(3) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class C Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Class C Common Stock” means the shares of the Corporation’s Class C Common Stock, par value $0.0001 per share.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or other agreement.

“Corporation” is defined in the preamble to this Agreement.

“Corporation Letter” means a letter prepared by the Corporation in connection with the performance of its obligations under this Agreement, which states that the relevant Schedules, notices or other information to be provided by the Corporation to the Members, along with all supporting schedules and work papers, were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered by the Corporation to the Members.

“Covered Person” is defined in Section 7.16 of this Agreement.

“Covered Tax Benefit” is defined in Section 3.3(a) of this Agreement.

“Covered Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest related thereto.

“Credit Event” means: (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Corporation, the Partnership or any of their Subsidiaries or their debts, or of a substantial part of their assets, under any federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation, the Partnership or any of their Subsidiaries or for a substantial part of their assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; (b) the Corporation, the Partnership or any of their Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation, the Partnership or any of their Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or (c) the Corporation, the Partnership or any of their Subsidiaries engages in any other action or fails to take any action that constitutes an ‘event of default’ under any indebtedness or guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $30 million if such event of default is not waived by the applicable creditor or cured by the Company within 30 days of its occurrence.

“Credit Event Notice” has the meaning set forth in Section 4.1(d).

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii) of this Agreement.

“Default Rate” means the sum of (i) the Benchmark plus (ii) 400 basis points

“Default Rate Interest” is defined in Section 3.1(b)(viii) of this Agreement.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Direct Exchange” is defined in the recitals to this agreement.

“Dispute” is defined in Section 7.8(a) of this Agreement.

“Early Termination Agreed Rate” means the Benchmark plus 200 basis points.

“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 5.50 % per annum, compounded annually, and (ii) the Early Termination Agreed Rate.

“Early Termination Reference Date” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Estimated Tax Benefit Payment” is defined in Section 3.4 of this Agreement.

“Exchange” means any Direct Exchange or Redemption, and the Purchase.

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.9 of this Agreement.

“Extension Rate Interest” is defined in Section 3.1(b)(viii) of this Agreement.

“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement. For the avoidance of doubt, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this Agreement.

“Holdings” means Grosvenor Holdings, L.L.C., an Illinois limited liability company.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used on the actual relevant Tax Returns of the Corporation but (i) calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, or loss, (A) using the Corporation’s share of the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto for the Taxable Year and (B) without taking into account the Other Tax Assets, and (ii) excluding any deduction attributable to Imputed Interest for the Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability, the combined tax rate for U.S. state and local Covered Taxes (but not, for the avoidance of doubt, federal Covered Taxes) shall be the Assumed State and Local Tax Rate. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item attributable to Imputed Interest, a Basis Adjustment or Other Tax Assets (or portions thereof); and (ii) the calculation of the Hypothetical Tax Liability shall take into account the federal benefit received by the Corporation with respect to state and local jurisdiction income taxes (with such benefit taking into account the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income taxes).

“Imputed Interest” is defined in Section 3.1(b)(vi) of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.6(b) of this Agreement.

“Partnership Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Partnership, dated as of the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Market Value” means the Common Unit Redemption Price, as defined in the Partnership Agreement, determined as of an Early Termination Date.

“Members” is defined in the recitals to this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b)(ii) of this Agreement.

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” is defined in Section 2.4(a)(i) of this Agreement.

“Other Tax Assets” means all existing tax basis (as of the date of this Agreement) in the Reference Assets (and all depreciation or amortization deductions arising from such tax basis) attributable to any Section 197 Intangible (as such term is used in the Code).

“Over-Allotment Option” is defined in the recitals to this Agreement.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Partnership” is defined in the recitals to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Permitted Holder” is defined in the Partnership Agreement.

“Pre-Exchange Transfer” means any transfer of one or more Units (including upon the death of a Member) (i) that occurs after the date of this Agreement but prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” is defined in Section 3.1(b)(iv) of this Agreement.

“Realized Tax Detriment” is defined in Section 3.1(b)(v) of this Agreement.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.4(a) of this Agreement.

“Redemption” has the meaning in the recitals to this Agreement.

“Reference Asset” means any tangible or intangible asset of the Partnership or any of its successors or assigns, and whether held directly by the Partnership or indirectly by the Partnership through any entity in which the Partnership now holds or may subsequently hold an ownership interest (but only if such entity is treated as a partnership or disregarded entity or other flow-thru entity for purposes of the applicable tax), at the time of an Exchange. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Reference Year” means, with respect to an applicable Taxable Year, the most recent prior Taxable Year of the Corporation (i) for which the Corporation has filed its final U.S. state and local income tax returns in respect of such prior Taxable Year, and (ii) for which the final filing of such U.S. state and local income tax returns for such prior Taxable Year was made prior to January 1 of the calendar year that includes the final day of the applicable Taxable Year.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“SOFR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, on the applicable Bloomberg screen page (or other commercially available source providing quotations of SOFR) for the Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York for such month (or portion thereof). In no event will SOFR be less than 0%.

“Subsidiary” means, with respect to any Person and as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests, or the sole general partner interest, or managing member or similar interest, of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.3(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of U.S. state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the closing date of this Agreement.

“Taxing Authority” means any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Termination Objection Notice” is defined in Section 4.2 of this Agreement.

“TRA Party Representative” is defined in Section 7.16 of this Agreement.

“Transaction Agreement” means the Transaction Agreement, dated August 2, 2020, by and among the Corporation, DRE, the Members and the other parties thereto.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“True-Up” is defined in Section 3.4 of this Agreement.

“U.S.” means the United States of America.

“Units” is defined in the recitals to this Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(1) in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Other Tax Assets and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(2) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Effective Date and the combined U.S. state and local income tax rates (but not, for the avoidance of doubt, federal income tax rates) for each such Taxable Year shall be the Assumed State and Local Tax Rate for the Taxable Year that includes the Early Termination Effective Date;

(3) all taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period; provided, that the combined tax rate for U.S. state and local income taxes (but not, for the avoidance of doubt, federal income tax) shall be the Assumed State and Local Tax Rate, and, for the avoidance of doubt, the applicable calculations shall take into account the federal benefit received by the Corporation with respect to state and local jurisdiction income taxes (with such benefit taking into account the Corporation’s applicable marginal U.S. federal income tax rate, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income taxes);

(4) any loss or disallowed interest or other carryovers generated by any Basis Adjustment or the Other Tax Assets or Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments under this Agreement) and available as of the Early Termination Effective Date will be used by the Corporation in the earliest year for which such carryover may be used under applicable Law (assuming for this purpose that there will be sufficient income in any such year so as to permit the full utilization of such carryover);

(5) any non-amortizable assets will be disposed of on the fifth anniversary of the Early Termination Effective Date and no other assets are disposed of;

(6) if, on the Early Termination Effective Date, any Member has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value that would be received by such Member if such Units had been Exchanged on the Early Termination Effective Date, and such Member shall be deemed to receive the amount of cash such Member would have been entitled to pursuant to Section 4.3(a) had such Units actually been Exchanged on the Early Termination Effective Date;

(7) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

Section 1.2 Rules of Construction. Unless otherwise specified herein:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii) References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii) References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv) The term “including” is by way of example and not limitation.

(v) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Unless otherwise expressly provided herein, (a) references to organization documents (including the Partnership Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (b) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

Article II.
Determination of Realized Tax Benefit

Section 2.1 Basis Adjustments; the Partnership 754 Election.

(a) Basis Adjustments. The Parties acknowledge and agree that (A) the Purchase shall and (to the fullest extent permitted by applicable law) each Direct Exchange shall give rise to Basis Adjustments and (B) to the fullest extent permitted by applicable Law, each Redemption using cash or Class A Common Stock contributed to the Partnership by the Corporation shall be treated as a direct purchase of Units by the Corporation from the applicable Member pursuant to Section 707(a)(2)(B) of the Code that shall give rise to Basis Adjustments. In connection with the Purchase, and in connection with any Direct Exchange or any Redemption treated as a taxable direct purchase of Units by the Corporation, the Parties acknowledge and agree that pursuant to applicable law the Corporation’s share of the basis in the Reference Assets shall be increased by the excess, if any, of (A) the sum of (x) the fair market value of Class A Common Stock or the cash transferred to a Member pursuant to an Exchange as payment for the Units (and any other amounts includible in the basis of the Corporation with respect to Units acquired in connection with the Purchase), (y) the amount of payments made pursuant to this Agreement with respect to such Exchange other than amounts treated as Imputed Interest) and (z) the amount of liabilities allocated to the Units acquired pursuant to the Exchange, over (B) the Corporation’s share of the basis of the Reference Assets immediately after the Exchange attributable to the Units acquired, determined in accordance with the regulations under Section 743 of the Code as if each member of the Partnership Group remains in existence as an entity for tax purposes and no member of the Partnership Group made the election provided by Section 754 of the Code. The Parties agree (i) to file (and cause their Affiliates to file) their respective tax returns consistent with the foregoing except as otherwise required by applicable law, (ii) to claim positive Basis Adjustments to the maximum extent permitted by applicable law, and (iii) to the maximum extent permitted by Law, to utilize the Basis Adjustments, Other Tax Assets, and Imputed Interest to reduce the amount of Taxes that the Corporation would otherwise be required to pay.

For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent that such payments are treated as Imputed Interest.

(b) Section 754 Election. Throughout the term of this Agreement, the TRA Party Representative shall be entitled to determine which members of the Partnership Group will have in effect an election under Section 754 of the Code, and the Corporation shall cause to be taken any actions required to make any such elections.

Section 2.2 Basis Schedules. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the TRA Party Representative a schedule (the “Basis Schedule”) that shows, in reasonable detail as necessary in order to understand the calculations performed under this Agreement: (a) the Basis Adjustments with respect to the Reference Assets as a result of the relevant Exchanges effected in such Taxable Year, (b) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable, (c) the Other Tax Assets that remain and may give rise to payments pursuant to the terms of this Agreement and (d) the period (or periods) over which such Other Tax Assets may be utilized. The Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

Section 2.3 Tax Benefit Schedules.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the TRA Party Representative a schedule (developed in consultation with the Advisory Firm) showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a), and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b) Applicable Principles. Subject to the provisions of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability of the Corporation for Covered Taxes for such Taxable Year attributable to the Basis Adjustments, Other Tax Assets, Imputed Interest as determined using a “with and without” methodology described in Section 2.4(a). Carryovers or carrybacks of any Tax item attributable to any Basis Adjustment, Other Tax Asset, or Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state or local tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to a Basis Adjustment, Other Tax Asset, or Imputed Interest (a “TRA Portion”) and another portion that is not (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)); but provided that, in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. The Parties agree that (i) all Tax Benefit Payments (other than Imputed Interest) attributable to an Exchange will to the extent permitted by applicable law (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments for the Corporation in respect of an applicable Exchange and (B) have the effect of creating additional Basis Adjustments for the Corporation in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current Taxable Year continuing until any incremental current Taxable Year benefits equal an immaterial amount.

Section 2.4 Procedures; Amendments.

(a) Procedures. Each time the Corporation delivers an applicable Schedule to the TRA Party Representative under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule or amended Early Termination Schedule delivered pursuant to the procedures set forth in Section 4.2, the Corporation shall also: (x) deliver supporting schedules and work papers, as determined by the Corporation or as reasonably requested by the TRA Party Representative that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Schedule; (y) deliver a Corporation Letter supporting such Schedule; and (z) allow the TRA Party Representative and its advisors to have reasonable access to the appropriate representatives, as determined by the Corporation or as reasonably requested by TRA Party Representative at the Corporation and the Advisory Firm in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the TRA Party Representative, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the actual liability of the Corporation for Covered Taxes (the “with” calculation) and the Hypothetical Tax Liability of the Corporation (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on the Parties thirty (30) calendar days from the date on which the TRA Party Representative first received the applicable Schedule or amendment thereto unless:

(i) the TRA Party Representative within thirty (30) calendar days after receiving the applicable Schedule or amendment thereto, provides the Corporation with written notice of a material objection to such Schedule that is made in good faith and that sets forth in reasonable detail the TRA Party Representative’s material objection (an “Objection Notice”) or

(ii) the TRA Party Representative provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver from the TRA Party Representative is received by the Corporation.

In the event that the TRA Party Representative timely delivers an Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Objection Notice, the Corporation and the TRA Party Representative, shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation: (i) in connection with a Determination affecting such Schedule; (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was originally provided to the TRA Party Representative, as applicable; (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement; (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year; (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (vi) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

Article III.
Tax Benefit Payments

Section 3.1 Timing and Amount of Tax Benefit Payments.

(a) Timing of Payments. Except as provided in Sections 3.4 and subject to Sections 3.2 and 3.3, within three (3) Business Days following the date on which each Tax Benefit Schedule that is required to be delivered by the Corporation to the TRA Party Representative pursuant to Section 2.3(a) of this Agreement becomes final in accordance with Section 2.4(a) of this Agreement, the Corporation shall pay to each relevant Member the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such Members or as otherwise agreed by the Corporation and such Members. For the avoidance of doubt, the Members shall not be required under any circumstances to return any portion of any Tax Benefit Payment previously paid by the Corporation to the Members (including any portion of any Estimated Tax Benefit Payment or any Early Termination Payment).

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any Member means an amount, not less than zero, equal to the sum of: (i) the portion of the Net Tax Benefit that is Attributable to such Member (including Imputed Interest calculated in respect of such amount); and (ii) the Actual Interest Amount with respect to the Net Tax Benefit described in (i).

(i) Attributable. A Net Tax Benefit is “Attributable” to (i) subject to clause (ii) that follows, a Member to the extent that it is derived from any Basis Adjustment or Imputed Interest that is attributable to an Exchange undertaken by or with respect to such Member; or (ii) to Holdings to the extent that it is derived from (A) any Basis Adjustment (including Basis Adjustments attributable to all amounts expended by the Corporation in connection with the Purchase) or Imputed Interest, which is attributable to the Purchase, or (B) any Other Tax Asset (or any Imputed Interest with respect to such Other Tax Asset).

(ii) Net Tax Benefit. The “Net Tax Benefit” for a Taxable Year equals the amount of the excess, if any, of (x) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (y) the aggregate amount of all Tax Benefit Payments previously made under this Section 3.1. For the avoidance of doubt, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made, no Member shall be required to return any portion of any Tax Benefit Payment previously made by the Corporation to such Member.

(iii) Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iv) Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the actual liability of the Corporation for Covered Taxes; provided, that for purposes of determining the Hypothetical Tax Liability and actual liability of the Corporation for Covered Taxes, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining such liabilities for all state and local Covered Taxes. For the avoidance of doubt, the calculation of the Hypothetical Tax Liability and the actual liability of the Corporation for Covered Taxes shall take into account the federal benefit received by the Corporation with respect to state and local jurisdiction income taxes (with such benefit taking into account the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income taxes). If all or a portion of the actual liability for such Covered Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v) Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the actual liability of the Corporation for Covered Taxes over the Hypothetical Tax Liability for such Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability and actual liability of the Corporation for Covered Taxes, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining such liabilities for all state and local Covered Taxes. For the avoidance of doubt, the calculation of the Hypothetical Tax Liability and the actual liability of the Corporation for Covered Taxes shall take into account the federal benefit received by the Corporation with respect to state and local jurisdiction income taxes (with such benefit taking into account the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income taxes). If all or a portion of the actual liability for such Covered Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi) Imputed Interest. The parties acknowledge that the principles of Sections 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local law, will, as applicable, apply to cause a portion of payments by the Corporation to a Member under this Agreement (including, as applicable, a portion of amounts characterized as Extension Rate Interest and Default Rate Interest) to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the deduction for the amount of Imputed Interest as determined with respect to any payments hereunder made by the Corporation to a Member shall be excluded in determining the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(vii) Actual Interest Amount. The “Actual Interest Amount” calculated in respect of the Net Tax Benefit for a Taxable Year will equal, subject to Section 3.4, interest calculated at the Agreed Rate from the due date (without taking into account extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the date on which the Corporation makes a timely Tax Benefit Payment to the Member on or before the Final Payment Date as determined pursuant to Section 3.1(a).

(viii) Default Rate Interest. In the event that the Corporation does not make timely payment of all or any portion of a Tax Benefit Payment to a Member on or before the Final Payment Date as determined pursuant to Section 3.1(a), the amount of “Default Rate Interest” calculated in respect of the Tax Benefit Payment (including previously accrued Imputed Interest and Extension Rate Interest) for a Taxable Year will equal interest calculated at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes such Tax Benefit Payment to such Member.

(ix) The Corporation and the Members hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, unless a Member notifies the Corporation otherwise or specifies a different applicable percentage at the time of the Exchange, the stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) with respect to any Exchange by such Member (including for purposes of this Agreement (i) any Exchange undertaken by a Member after the date of this Agreement; and (ii) the sale of equity interests in the Partnership by Holdings in connection with the Purchase, but not including the sale of the option (the “Option”) to acquire equity interests of the Partnership in connection with the Purchase) shall be an amount equal to 150% of the amount of the initial consideration received in connection with such Exchange (which, for the avoidance of doubt, shall include the amount of any cash and the fair market value of any Class A Common Stock received in such Exchange and shall exclude the fair market value of any Tax Benefit Payments) and the amount of the initial consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such Member in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price. Notwithstanding the foregoing, with respect to the sale of the Option, the stated maximum selling price shall be an amount equal to 180% of the sum of the Option Consideration and the Option Exercise Price (in each case, as such terms are used in the Transaction Agreement, and provided that the parties agree to treat all Tax Benefit Payments that are attributable to Basis Adjustments or Imputed Interest with respect to the acquisition of Partnership equity pursuant to the Option, and all Tax Benefit Payments attributable to the Other Tax Assets (or any Imputed interest with respect to the Other Tax Assets), as allocable to the sale of the Option).

(c) Interest. The provisions of Section 3.1(b) are intended to operate so that interest will effectively accrue in respect of the Net Tax Benefit for any Taxable Year as follows:

(i) first, at the applicable rate used to determine the amount of Imputed Interest under the Code (from the relevant Exchange Date until the due date (without taking into account extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year and, if required under applicable law, through the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a));

(ii) second, at the Agreed Rate in respect of any Extension Rate Interest (from the due date (without taking into account extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a)); and

(iii) third, at the Default Rate in respect of any Default Rate Interest (from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes the relevant Tax Benefit Payment to a Member).

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement, and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent. For purposes of this Agreement, and also for the avoidance of doubt, no Tax Benefit Payment shall be required to be calculated or made in respect of any estimated tax payments, including, without limitation, any estimated U.S. federal income tax payments.

Section 3.3 Pro-Ration of Payments as Between the Members.

(a) Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential depreciation, amortization or other deductions in respect of the Basis Adjustments, Other Tax Assets and Imputed Interest for purposes of determining the Corporation’s liability for Covered Taxes (the “Covered Tax Benefit”) is limited in a particular Taxable Year because the Corporation does not have sufficient actual taxable income, then the available Covered Tax Benefit for the Corporation shall be allocated among the Members in proportion to the respective Tax Benefit Payment that would have been payable if the Corporation had in fact had sufficient taxable income so that there had been no such limitation. As an illustration of the intended operation of this Section 3.3(a), if the Corporation had $200 of aggregate potential Covered Tax Benefits in a particular Taxable Year (with $50 of such Covered Tax Benefits being attributable to Member 1 and $150 of such Covered Tax Benefits being attributable to Member 2), such that Member 1 would have potentially been entitled to a Tax Benefit Payment of $10.62 and Member 2 would have been entitled to a Tax Benefit Payment of $31.87 if the Corporation had $200 of actual taxable income (assuming for purposes of illustration a 25% composite tax rate), and if the Corporation in fact only had $100 of actual taxable income in such Taxable Year, then $25 of the aggregate $100 actual Covered Tax Benefit for the Corporation for such Taxable Year would be allocated to Member 1 and $75 of the aggregate $100 actual Covered Tax benefit for the Corporation would be allocated to Member 2, such that Member 1 would receive a Tax Benefit Payment of $5.31 and Member 2 would receive a Tax Benefit Payment of $15.94. Notwithstanding anything to the contrary in Section 3.1(b), in no event will the aggregate of the portions of the Net Tax Benefit that are “Attributable” to the Members exceed 100% of the Net Tax Benefit. .

(b) Late Payments. If for any reason the Corporation is not able to timely and fully satisfy its payment obligations under this Agreement in respect of a particular Taxable Year, then Default Rate Interest will begin to accrue pursuant to Section 5.2 and the Corporation and other Parties agree that (i) the Corporation shall pay the Tax Benefit Payments due in respect of such Taxable Year to each Member pro rata in proportion to the amount of such Tax Benefit Payments, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments to all Members in respect of all prior Taxable Years have been made in full.

Section 3.4 Optional Estimated Tax Benefit Payment Procedure. As long as the Corporation is current in respect of its payment obligations owed to each Member pursuant to this Agreement and there are no delinquent Tax Benefit Payments (including interest thereon) outstanding in respect of prior Taxable Years for any Member, the Corporation may, at any time on or after the due date (without taking into account extensions) for filing the U.S. federal income Tax Return of the Corporation for a Taxable Year and at the Corporation’s option, in its sole discretion, make one or more estimated payments to the Members in respect of any anticipated amounts to be owed with respect to a Taxable Year to the Members pursuant to Section 3.1 of this Agreement (any such estimated payments referred to as an “Estimated Tax Benefit Payment”); provided that any Estimated Tax Benefit Payment made to a Member pursuant to this Section 3.4 is matched by a proportionately equal Estimated Tax Benefit Payment to all other Members then entitled to a Tax Benefit Payment. Any Estimated Tax Benefit Payment made under this Section 3.4 shall be paid by the Corporation to the Members and applied against the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1. The payment of an Estimated Tax Benefit Payment by the Corporation to the Members pursuant to this Section 3.4 shall also terminate the obligation of the Corporation to make payment of any Extension Rate Interest that might have otherwise accrued after the date of the Estimated Tax Benefit Payment with respect to the proportionate amount of the Tax Benefit Payment that is being paid in advance of the applicable Tax Benefit Schedule being finalized pursuant to Section 2.4. Upon the making of any Estimated Tax Benefit Payment pursuant to this Section 3.4, the amount of such Estimated Tax Benefit Payment shall first be applied to any estimated Extension Rate Interest, then to Imputed Interest, and then applied to the remaining residual amount of the Tax Benefit Payment to be made pursuant to Section 3.1. In determining the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1, and for purposes of finalizing the Tax Benefit Schedule pursuant to Section 2.4, the amount of any Estimated Tax Benefit Payments that may have been made with respect to the Taxable Year shall be increased, if the finally determined Tax Benefit Payment for a Taxable Year exceeds the Estimated Tax Benefit Payments made for such Taxable Year, with such increase being paid by the Corporation to the Members along with an appropriate amount of Extension Rate Interest in respect of the amount of such increase (a “True-Up”). If the Estimated Tax Benefit Payment for a Taxable Year exceeds the finally determined Tax Benefit Payment for such Taxable Year, such excess, shall be applied to reduce the amount of any subsequent future Tax Benefit Payments (including Estimated Tax Benefit Payments, if any) to be paid by the Corporation to such Member. As of the date on which any Estimated Tax Benefit Payments are made, and as of the date on which any True-Up is made, all such payments shall be made in the same manner and subject to the same terms and conditions as otherwise contemplated by Section 3.1 and all other applicable terms of this Agreement. For the avoidance of doubt, as is the case with Tax Benefit Payments made by the Corporation to the Members pursuant to Section 3.1, (i) the amount of any Estimated Tax Benefit Payments made pursuant to this Section 3.4 that are attributable to an Exchange shall also be treated, in part, as subsequent upward purchase price adjustments that give rise to Basis Adjustments in the Taxable Year of payment to the extent permitted by applicable law and as of the date on which such payments are made (exclusive of any amounts treated as Imputed Interest); and (ii) the amount of any Estimated Tax Benefit Payments made pursuant to this Section 3.4 that are attributable to the Purchase (including for this purpose all such payments attributable to the Other Tax Assets) shall be treated, in part, as subsequent upward purchase price adjustments that give rise to Basis Adjustments in the Taxable Year of payment to the extent permitted by applicable law and as of the date such payments are made (exclusive of any amounts treated as Imputed Interest).

Article IV.
Termination

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) Corporation’s Early Termination Right. The Corporation may completely terminate this Agreement, as and to the extent provided herein, with respect to all amounts payable to the Members pursuant to this Agreement by paying to the Members the Early Termination Payments; provided that Early Termination Payments may be made pursuant to this Section 4.1(a) only if made to all Members that are entitled to such a payment simultaneously, and provided further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon the Corporation’s payment of the Early Termination Payment, the Corporation shall not have any further payment obligations under this Agreement, other than with respect to any: (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of the Early Termination Notice; and (ii) current Tax Benefit Payment due for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payment). If an Exchange subsequently occurs with respect to Units for which the Corporation has exercised its termination rights under this Section 4.1(a) and paid all amounts owed in connection with the exercise of such rights, the Corporation shall have no obligations under this Agreement with respect to such Exchange.

(b) Acceleration Upon Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (2) any Tax Benefit Payments agreed to by the Corporation and the Members as due and payable but unpaid as of the Early Termination Notice and (3) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change of Control (except to the extent that any amounts described in clauses (2) or (3) are included in the Early Termination Payment). For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutadis mutandi.

(c) Acceleration Upon Breach of Agreement. In the event that the Corporation materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, at the option of the TRA Party Representative, all obligations hereunder shall be accelerated and become immediately due and payable (provided that in the case of any proceeding under the Bankruptcy Code or other insolvency statute, such acceleration shall be automatic without any such notice), and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute, on the date of such breach) and shall include, but not be limited to: (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such acceleration; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration; and (iii) any current Tax Benefit Payment due for the Taxable Year ending with or including the date of such acceleration (except to the extent included in the Early Termination Payment). Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement and such breach is not a material breach of a material obligation, a Member shall still be entitled to enforce all of its rights otherwise available under this Agreement, excluding, for the avoidance of doubt, seeking an acceleration of amounts payable under this Agreement. For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this Agreement within sixty (60) days of the relevant Final Payment Date shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within sixty (60) days of the relevant Final Payment Date. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of a material obligation of this Agreement if the Corporation fails to make any Tax Benefit Payment within sixty (60) days of the relevant Final Payment Date to the extent that the Corporation has insufficient funds or cannot make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable law, and cannot obtain sufficient funds to make such payments by taking commercially reasonable actions; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); and further provided that such payment obligation shall nonetheless accrue for the benefit of the Members and the Corporation shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment.

(d) In the event that the Corporation or the Partnership becomes aware than an event described in clause (c) of the definition of Credit Event exists, such person shall provide notice to the TRA Party Representative of such fact (the “Credit Event Notice”). In the event that the Credit Event described in clause (c) of the definition of Credit Event is not cured within ten days of delivery of such Credit Event Notice or upon the occurrence of an event described in clauses (a) or (b) in the definition of Credit Event, then at the option of the TRA Party Representative, all obligations hereunder shall be accelerated and become immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of the Credit Event and shall include, but not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of the Credit Event; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration; and (iii) any Tax Benefit Payment due for the Taxable Year ending with or including such date (except to the extent that such amount is included in the Early Termination Payment).

Section 4.2 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to the TRA Party Representative a notice of the Corporation’s decision to exercise such right (an “Early Termination Notice”) and a schedule developed in consultation with the Advisory Firm (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Corporation shall also (x) deliver to the TRA Party Representative supporting schedules and work papers, as determined by the Corporation or as reasonably requested by the TRA Party Representative, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Early Termination Schedule; (y) deliver to the TRA Party Representative a Corporation Letter supporting such Early Termination Schedule; and (z) allow the TRA Party Representative and its advisors to have reasonable access to the appropriate representatives, as determined by the Corporation or as reasonably requested by the TRA Party Representative at the Corporation and the Advisory Firm in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on each Party thirty (30) calendar days from the first date on which the TRA Party Representative received such Early Termination Schedule unless:

(i) the TRA Party Representative within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporation with (A) notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail the TRA Party Representative’s material objection (a “Termination Objection Notice”) and (B) a letter from an Advisory Firm (that is different from the Advisory Firm that was used by the Corporation to prepare the Early Termination Schedule) in support of such Termination Objection Notice; or

(ii) the TRA Party Representative provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule becomes binding on the date the waiver from the TRA Party Representative is received by the Corporation.

In the event that the TRA Party Representative timely delivers a Termination Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Termination Objection Notice, the Corporation and the TRA Party Representative shall employ the Reconciliation Procedures. The date on which the Early Termination Schedule becomes final in accordance with this Section 4.2 shall be the “Early Termination Reference Date.”

Section 4.3 Payment Upon Early Termination.

(a) Timing of Payment. Within three (3) Business Days after the Early Termination Reference Date, the Corporation shall pay to each Member an amount equal to the Early Termination Payment for such Member. Such Early Termination Payment shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by the Members or as otherwise agreed by the Corporation and the Members.

(b) Amount of Payment. The “Early Termination Payment” payable to a Member pursuant to Section 4.3(a) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid by the Corporation to such Member, whether payable with respect to Units that were Exchanged prior to the Early Termination Effective Date or on or after the Early Termination Effective Date, beginning from the Early Termination Effective Date and using the Valuation Assumptions.

Article V.
Subordination and Late Payments

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the Members under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured indebtedness for borrowed money of the Corporation (such obligations of the Corporation, along with any such obligations in respect of secured or unsecured indebtedness for borrowed money of the Corporation or the Partnership or their Subsidiaries, “Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the Members and the Corporation shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. The Corporation and the Partnership shall not, and shall cause their Subsidiaries to not, without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned or delayed) enter into or amend the terms of any financing agreement or Senior Obligations if the terms of such agreement or amendment would further restrict (beyond the restrictions applicable in financing agreements as of the date of this Agreement) the Corporation’s ability to make payments owed under the terms of this Agreement (including as a result of any restriction on the ability of the Corporation’s Subsidiaries to make distributions or other payments to the Corporation to fund amounts payable under this Agreement).

Section 5.2 Late Payments by the Corporation. Except as otherwise provided in this Agreement, the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the Members when due under the terms of this Agreement, whether as a result of Section 5.1 and the terms of the Senior Obligations or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the Final Payment Date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

Article VI.
Tax Matters; Consistency; Cooperation

Section 6.1 Participation in the Corporation’s and the Partnership’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and the Partnership Group, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes; provided, however, that, the Corporation shall not settle or fail to contest any issue pertaining to Covered Taxes that is reasonably expected to materially and adversely affect the Members’ rights and obligations under this Agreement without the consent of the TRA Party Representative, such consent not to be unreasonably withheld or delayed. If the TRA Party Representative fails to respond to any notice with respect to the settlement or other disposition of any such issue within fifteen (15) days of its receipt of the applicable notice, the TRA Party Representative shall be deemed to have consented to the proposed settlement or other disposition. Notwithstanding the foregoing, the Corporation shall notify the TRA Party Representative, and keep it reasonably informed with respect to, the portion of any tax audit of the Corporation or the Partnership, or any of their Subsidiaries, the outcome of which is reasonably expected to materially affect amounts payable under this Agreement, and the TRA Party Representative shall have the right to participate in and to monitor any such portion of any such Tax audit. To the extent there is a conflict between this Agreement and the Partnership Agreement as it relates to tax matters concerning Covered Taxes and the Corporation and the Partnership, including preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, this Agreement shall control. For the avoidance of doubt, nothing in this Agreement shall limit any rights of Holdings or the other Members under the terms of the Transaction Agreement or the Partnership Agreement.

Section 6.2 Consistency. Except as otherwise required by law, all calculations and determinations made hereunder, including, without limitation, any Basis Adjustments, the determination of deductions arising from Other Tax Assets, the Schedules and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies or positions taken by the Corporation and the Partnership (and their respective Subsidiaries) on their respective Tax Returns. Each Member shall prepare its Tax Returns in a manner that is consistent with the terms of this Agreement, and any related calculations or determinations that are made hereunder, including, without limitation, the terms of Section 2.1 of this Agreement and the Schedules provided to the Members under this Agreement. In the event that an Advisory Firm is replaced with another Advisory Firm, such replacement Advisory Firm shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or unless the Corporation and the TRA Party Representative agree to the use of other procedures and methodologies.

Section 6.3 Cooperation.

(a) Each Member shall (i) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (ii) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter.

(b) The Corporation shall reimburse the Members for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to Section 6.3(a).

Article VII.
Miscellaneous

Section 7.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be as specified in a notice given in accordance with this Section 7.1). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to the Corporation, to:

Grosvenor Capital Management Holdings, LLLP
900 North Michigan Avenue
Suite 1100
Chicago, Illinois 60611
Email: legal@gcmlp.com
Attention: Legal Department

with a copy (which shall not constitute notice to the Corporation) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attn: Justin G. Hamill
Facsimile: 212-751-4864
E-mail: justin.hamill@lw.com

If to the TRA Party Representative:

c/o Grosvenor Holdings, L.L.C.
900 North Michigan Avenue, Suite 1100
Chicago, IL 60611
Email: legal@gcmlp.com
Attention: Legal Department

with a copy (which shall not constitute notice to TRA Party Representative) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attn: Justin G. Hamill
Facsimile: 212-751-4864
E-mail: justin.hamill@lw.com

Any Party may change its address, fax number or e-mail address by giving each of the other Parties written notice thereof in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Assignments; Amendments; Successors; No Waiver.

(a) Assignment. Any Member may assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement, to any Person without the prior written consent of the Corporation, provided that such Person shall execute and deliver a Joinder agreeing to succeed to the applicable portion of such Member’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”). For the avoidance of doubt, if a Member transfers Units in accordance with the terms of the Partnership Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such Member shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units (and any such transferred Units shall be separately identified, so as to facilitate the determination of Tax Benefit Payments hereunder). The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation) without the prior written consent of the TRA Party Representative (and any purported assignment without such consent shall be null and void).

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation and the TRA Party Representative, in which case such amendment shall be permitted. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(c) Successors. Except as provided in Section 7.6(a), all of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(d) Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes.

(a) Except for Reconciliation Disputes subject to Section 7.9, any and all disputes which cannot be settled amicably, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Administered Arbitration (the “Rules”) by three arbitrators, of which the Corporation shall appoint one arbitrator and the Members party to such Dispute shall appoint one arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Chicago, Illinois.

(b) Notwithstanding the provisions of paragraph (a), any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. For the avoidance of doubt, this Section 7.8 shall not apply to Reconciliation Disputes to be settled in accordance with the procedures set forth in Section 7.9.

(c) Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by law.

(d) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(e) In the event the parties are unable to agree whether a dispute between them is a Reconciliation Dispute subject to the dispute resolution procedure set forth in Section 7.9 or a Dispute subject to the dispute resolution procedure set forth in this Section 7.8, such disagreement shall be decided and resolved in accordance with the procedure set forth in this Section 7.8.

Section 7.9 Reconciliation. In the event that the Corporation and the TRA Party Representative are unable to resolve a disagreement with respect to a Schedule (other than an Early Termination Schedule) prepared in accordance with the procedures set forth in Section 2.4, or with respect to an Early Termination Schedule prepared in accordance with the procedures set forth in Section 4.2, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both such Parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and the TRA Party Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or TRA Party Representative or other actual or potential conflict of interest. If the Parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.8 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the Corporation or TRA Party Representative or other actual or potential conflict of interest. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation. The Corporation and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless the Expert adopts the TRA Party Representative’s position, in which case the Corporation shall reimburse the Member for any reasonable and documented out-of-pocket costs and expenses in such proceeding (including for the avoidance of doubt any costs and expenses incurred by the Member relating to the engagement of the Expert or amending any applicable Tax Return). The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and the TRA Party Representative and may be entered and enforced in any court having competent jurisdiction.

Section 7.10 Withholding. The Corporation and its affiliates and representatives shall be entitled to deduct and withhold from any payment that is payable to any Member pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. state or local tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant Member. Each Member shall reasonably cooperate with the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law. Notwithstanding the foregoing, if a withholding obligation arises as a result of a Change of Control or other transaction that causes the Corporation (or its successor) to become a non-U.S. Person, any amount payable to a Member under this Agreement shall be increased such that after all required deductions and withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this sentence) the relevant Member receives an amount equal to the sum that it would have received had no such deductions or withholdings been made.

Section 7.11 Admission of the Corporation into a Consolidated Group; DREs of the Corporation; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) Except to the extent the context requires otherwise, any reference to the Corporation in this Agreement shall include a reference to the DRE, and to any other Subsidiary of the Corporation that is treated as an entity disregarded as separate from the Corporation for U.S. federal income tax purposes. Undertakings of the Corporation under the terms of this Agreement shall (to the extent requiring action of the DRE) constitute undertakings of the DRE, and the Corporation shall cause the DRE to facilitate compliance with the covenants of the Corporation pursuant to this Agreement. For the avoidance of doubt, \the acquisition of equity interests in the Partnership by the DRE in connection with the Purchase or in connection with any other Exchange shall be treated as an acquisition of such interests by the Corporation for purposes of this Agreement giving rise to Basis Adjustments that are subject to the payment obligations described in Article III and Article IV of this Agreement.

(c) If the Corporation, its successor in interest or any member of a group described in Section 7.11(a) transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset as determined by the Advisory Firm or a valuation expert selected by the Corporation. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation, its successor in interest or any member of a group described in Section 7.11(a), transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive or pursuant to any other transaction to which Section 381(a) of the Code applies (other than any such reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which the Corporation, its successor in interest or any member of the group described in Section 7.11(a) (other than any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code), the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) pursuant to this Section 7.11(b).

Section 7.12 Change in Law. Notwithstanding anything herein to the contrary, if, as a result of or, in connection with an actual or proposed change in law, a Member reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Member (or direct or indirect equity holders in such Member) in connection with any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such Member or any direct or indirect owner of such Member, then at the written election of such Member in its sole discretion (in an instrument signed by such Member and delivered to the Corporation) and to the extent specified therein by such Member, this Agreement shall cease to have further effect and shall not apply to an Exchange with respect to such Member occurring after a date specified by such Member, or may be amended by in a manner reasonably determined by such Member, provided that such amendment shall not result in an increase in any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.13 Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any Member hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any Member shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment, Estimated Tax Benefit Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged, or received by any Member exceeds the Maximum Rate, such Member may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such Member hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

Section 7.14 Independent Nature of Rights and Obligations. The rights and obligations of the each Member hereunder are several and not joint with the rights and obligations of any other Person. A Member shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a Member have the right to enforce the rights or obligations of any other Person hereunder (other than the Corporation). Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Member pursuant hereto or thereto, shall be deemed to constitute the Members acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporation acknowledges that the Members are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

Section 7.15 Partnership Agreement. This Agreement shall be treated as part of the Partnership Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.16 TRA Party Representative. By executing this Agreement, each of the Members shall be deemed to have irrevocably constituted and appointed Holdings (in the capacity described in this Section 7.16 and each successor as provided below, the “TRA Party Representative”) as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such Members which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including but not limited to: (i) execution of the documents and certificates required pursuant to this Agreement; (ii)  receipt and forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement; (v)  giving or agreeing to, on behalf of such Members, any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi)  amending this Agreement or any of the instruments to be delivered to the Corporation pursuant to this Agreement; (vii) taking actions the TRA Party Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (viii)  negotiating and compromising, on behalf of such Members, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such Members, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of such Members in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. If the TRA Party Representative is unwilling to so serve, then the person then-serving as the TRA Party Representative shall be entitled to appoint its successor. To the fullest extent permitted by law, none of the TRA Party Representative, any of its Affiliates, or any of the TRA Party Representative’s or Affiliate’s directors, officers, employees or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any Member, the Partnership or the Corporation for damages arising from any action taken or omitted to be taken by the TRA Party Representative or any other Person with respect to the Partnership or the Corporation, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it on behalf of the Partnership or the Corporation or in furtherance of the interests of the Partnership or the Corporation in good faith in reliance upon and in accordance with the advice of such counsel, accountants, or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided that such counsel, accountants, or other experts were selected with reasonable care. Each of the Covered Persons may rely in good faith upon, and shall have no liability to the Partnership, the Corporation or the Members for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

Section 7.17 Non-Effect of Other Tax Receivable Agreements. If the Corporation, the Partnership or any of its Subsidiaries enters into any other agreement that obligates the Corporation, the Partnership or any of its Subsidiaries to make payments to another party in exchange for tax benefits conferred upon the Corporation or any of its Subsidiaries, unless otherwise agreed by the TRA Party Representative, such tax benefits and such payments shall be ignored for all purposes of this Agreement (including for purposes of calculating the Hypothetical Tax Liability and the actual Tax liability of the Corporation hereunder).

[Signature Page Follows This Page]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

GCM Grosvenor Inc.
a Delaware corporation

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Chief Executive Officer

Grosvenor Holdings, L.L.C.
an Illinois limited liability company

By:	MJS, LLC, its Managing Member

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Manager

By:	Michael J. Sacks, its Managing Member

/s/ Michael J. Sacks
Michael J. Sacks

[Signature Page to Tax Receivable Agreement]

Grosvenor Capital Management Holdings, LLLP
an Illinois limited liability limited partnership

By:	GCMH GP, L.L.C., its General Partner

By:	Grosvenor Holdings, L.L.C., its Managing Member

By:	MJS, LLC, its Managing Member

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Manager

By:	Michael J. Sacks, its Managing Member

/s/ Michael J. Sacks
Michael J. Sacks

GCM Grosvenor Management, LLC
a Delaware limited liability company

By:	Grosvenor Holdings, L.L.C., its Managing Member

By:	MJS, LLC, its Managing Member

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Manager

By:	Michael J. Sacks, its Managing Member

/s/ Michael J. Sacks
Michael J. Sacks

[Signature Page to Tax Receivable Agreement]

Grosvenor Holdings II, L.L.C.
a Delaware limited liability company

By:	Grosvenor Holdings, L.L.C., its Managing Member

By:	MJS, LLC, its Managing Member

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Manager

By:	Michael J. Sacks, its Managing Member

/s/ Michael J. Sacks
Michael J. Sacks

Grosvenor Holdings, L.L.C.
an Illinois limited liability company, as TRA Party Representative

By:	MJS, LLC, its Managing Member

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Manager

By:	Michael J. Sacks, its Managing Member

/s/ Michael J. Sacks
Michael J. Sacks

CF Finance Intermediate Acquisition, LLC
a Delaware limited liability company

By:	CF Finance Acquisition Corp., its sole member

By:	/s/ Paul Pion
Name: Paul Pion
Title: Chief Financial Officer

[Signature Page to Tax Receivable Agreement]